Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the six months ended June 30, 2008. The Company reported increases in nearly all balance sheet categories over the previous year. Assets increased $18,055,000 or 4.2% to $445,451,000. The loan portfolio grew $36,020,000 or 11.2% over the same time frame with the Company benefiting from strong loan demand. Total deposits of $360,652,000 increased $11,775,000 or 3.4% over a year earlier. Capital remained solid with the stockholders’ equity to asset ratio of 9.31% at June 30, 2008.

Earnings for the six months ended June 30, 2008 were $3,234,000, an increase of 4.5% over income reported for the first six months of 2007. Net interest income increased $401,000 or 4.8% during the first half of 2008 as compared to 2007. At this level of income, the Company reported a return on average assets of 1.48% and a return on average equity of 15.85%.

The Company reported the ratio of allowance for loan loss to total loans of 1.41% and allowance to nonaccrual loans of 569.6% showing strong credit quality at June 30, 2008.

Gary C. Beilman, president and chief executive officer, stated, “We are extremely pleased with our performance for this quarter. Despite the fact that our national economy has slowed, Dimeco has continued to grow in terms of deposits, loans, total assets, and profitability. As a community bank, “subprime” lending has never been our practice and, therefore, we have not experienced the issues that have adversely affected many larger financial institutions and investment houses.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. / July 22, 2008

July 2008

Dear Shareholder:

I am pleased to report that with the completion of the second quarter of 2008 comes continued growth. When compared to the same period last year, deposits are up 3%, loans have grown by 11%, and total assets have increased 4%. As a financial institution, our operating results are reflective of our local, state, and national economies - all of which have slowed dramatically this year. Thankfully, we continue to grow, despite current economic conditions, albeit at a growth pace somewhat less than the past few years.

For you, our shareholders, we have additional good news. Net income is up over 4% from the second quarter of 2007, and stockholders’ equity has increased a whopping 12%. Dividends have grown 10% - the second year in a row that we have had double-digit increases - and our dividend yield has expanded by 14%.

These increases in growth and profitability are welcome news indeed. We expect that our statistics will compare very favorable to peer banks as financial results are reported.

As of this writing, we are completing the expansion of our drive through banking and parking facilities at our Honesdale Office. Furthermore, the construction of our new Lake Region Office is progressing nicely, with anticipated completion in December of this year.

We thank you for your continued investment and confidence in us. Additionally, we invite you to refer others to “your bank” for all of their financial needs. As always, your comments are welcome.

Sincerely,

Gary C. Beilman
President and Chief Executive Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(in thousands, except per share)	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$6,354	$6,304	$12,990	$12,378
Investment securities:
Taxable	482	904	1,042	1,691
Exempt from federal income tax	145	77	287	149
Other	31	103	64	157

Total interest income	7,012	7,388	14,383	14,375

Interest Expense
Deposits	2,390	2,821	5,150	5,581
Short-term borrowings	67	111	122	176
Other borrowed funds	213	184	427	335

Total interest expense	2,670	3,116	5,699	6,092

Net Interest Income	4,342	4,272	8,684	8,283

Provision for loan losses	200	225	350	450

Net Interest Income After Provision for Loan Losses	4,142	4,047	8,334	7,833

Noninterest Income
Services charges on deposit accounts	397	406	805	788
Investment securities gains (losses)	(3)	—	(3)	—
Other income	464	434	993	862

Total noninterest income	858	840	1,795	1,650

Noninterest Expense
Salaries and employee benefits	1,548	1,478	3,110	2,871
Net occupancy and equipment expense	327	333	679	675
Other expense	877	751	1,713	1,436

Total noninterest expense	2,752	2,562	5,502	4,982

Income before income taxes	2,248	2,325	4,627	4,501
Income taxes	679	726	1,393	1,405

NET INCOME	$1,569	$1,599	$3,234	$3,096

Earnings per Share - basic	$1.03	$1.05	$2.12	$2.03

Earnings per Share - diluted	$0.99	$1.01	$2.05	$1.95

Average shares outstanding - basic	1,523,131	1,529,139	1,522,919	1,528,283
Average shares outstanding - diluted	1,577,863	1,587,416	1,577,481	1,584,186

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
June 30,	2008	2007
Assets
Cash and due from banks	$9,277	$7,432
Interest-bearing deposits in other banks	1,331	3,569
Federal funds sold	2,165	5,000

Total cash and cash equivalents	12,773	16,001

Mortgage loans held for sale	—	181
Investment securities available for sale	59,570	76,179

Loans (net of unearned income of $412 and $864)	356,463	320,443
Less allowance for loan losses	5,024	4,722

Net loans	351,439	315,721

Premises and equipment	7,181	5,614
Accrued interest receivable	1,735	1,808
Bank-owned life insurance	8,370	8,045
Other assets	4,383	3,847

TOTAL ASSETS	$445,451	$427,396

Liabilities
Deposits :
Noninterest-bearing	$40,099	$35,591
Interest-bearing	320,553	313,286

Total deposits	360,652	348,877

Short-term borrowings	21,954	19,165
Other borrowed funds	17,702	18,230
Accrued interest payable	1,142	1,205
Other liabilities	2,509	2,869

TOTAL LIABILITIES	403,959	390,346

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,576,500 and 1,572,970 shares issued	788	786
Capital surplus	5,011	4,909
Retained earnings	38,054	33,564
Accumulated other comprehensive loss	(329)	(182)
Treasury stock, at cost (53,100 and 53,000 shares)	(2,032)	(2,027)

TOTAL STOCKHOLDERS’ EQUITY	41,492	37,050

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$445,451	$427,396

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	(amounts in thousands, except per share)	2008		2007		% Increase (decrease)
	Performance for the six months ended June 30,
	Interest income	$14,383		$14,375		0.1%
	Interest expense	$5,699		$6,092		-6.5%
	Net interest income	$8,684		$8,283		4.8%
	Net income	$3,234		$3,096		4.5%

	Shareholders’ Value (per share)
	Net income - basic	$2.12		$2.03		4.4%
	Net income - diluted	$2.05		$1.95		5.1%
	Dividends	$0.64		$0.58		10.3%
	Book value	$27.24		$24.38		11.7%
	Market value	$46.75		$48.25		-3.1%
	Market value/book value ratio	171.6%		197.9%		-13.3%
*	Price/earnings multiple	11.0	X	11.9	X	-7.6%
*	Dividend yield	2.74%		2.40%		14.2%

	Financial Ratios
*	Return on average assets	1.48%		1.51%		-2.0%
*	Return on average equity	15.85%		16.91%		-6.3%
	Shareholders’ equity/asset ratio	9.31%		8.67%		7.4%
	Dividend payout ratio	30.19%		28.57%		5.7%
	Nonperforming assets/total assets	0.35%		0.12%		191.7%
	Allowance for loan loss as a % of loans	1.41%		1.47%		-4.1%
*	Net charge-offs/average loans	0.41%		0.13%		215.4%
	Allowance for loan loss/nonaccrual loans	569.6%		1239.4%		-54.0%
	Allowance for loan loss/non-performing loans	370.0%		944.4%		-60.8%

	Financial Position at June 30,
	Assets	$445,451		$427,396		4.2%
	Loans, net of unearned	$356,463		$320,443		11.2%
	Deposits	$360,652		$348,877		3.4%
	Stockholders’ equity	$41,492		$37,050		12.0%

*	annualized